Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: FD Evan Smith / Theresa Kelleher (212) 850-5600 wst@fd.com

West to Host Investor Day

LIONVILLE, Pa., March 7 /PRNewswire-FirstCall/ -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that it will conduct a live webcast of its Investor Day event on Thursday, March 13, 2008 from 8:30am to approximately 11:30am EDT. The event will be held at the Grand Hyatt Hotel in New York, New York.

The following members of management will provide an in-depth look at the Company’s global operations, business segments, supply chain management and investments in innovation. Speakers will include:

-- Don Morel, Chairman and CEO
-- Steve Ellers, President and COO
-- Mike Schaefers, Director of Marketing, Europe/Asia Pacific
-- John Paproski, Vice President, Innovation
-- Bernie Lahendro, Vice President and General Manager, Daikyo Crystal
Zenith

A live audio webcast and a copy of the presentations will be available through the Investor link of the Company’s website, www.westpharma.com. A replay of the audio portion will be available for 14 days. To access the live webcast, visit the company’s Web site at least 15 minutes prior to the scheduled start time to download any necessary audio or plug-in software.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Contacts:	Investors and Financial Media:
West Pharmaceutical Services, Inc.	FD
Michael A. Anderson	Evan Smith / Theresa Kelleher
Vice President and Treasurer	(212) 850-5600
(610) 594-3345	wst@fd.com